Exhibit 99.1

CATAMARAN CORPORATION ANNOUNCES RECORD FINANCIAL RESULTS FOR 2014

CATAMARAN TO ACQUIRE HEALTHCARE SOLUTIONS, INC.
Schaumburg, Illinois, February 26, 2015 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX) (TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three-month and twelve-month periods ended December 31, 2014, and provides guidance for 2015. Catamaran announced today it has entered into a definitive agreement to acquire Healthcare Solutions, Inc. ("Healthcare Solutions"), a current PBM client that services the workers' compensation market, for $405 million in cash, subject to certain customary post-closing adjustments. Healthcare Solutions is expected to generate approximately $35 million in annual EBITDA prior to any synergies. Catamaran expects to realize approximately $10 million in annualized synergies once Healthcare Solutions is fully integrated, which is expected to take 12 to 18 months post-closing. Catamaran expects to close the transaction in the second quarter of 2015, subject to satisfaction of customary closing conditions.

2014 Financial Highlights

•	Revenue increased 46% on a year over year basis to $21.6 billion during 2014, compared to $14.8 billion in 2013

•	Gross profit increased 21% to $1.4 billion during 2014, compared to $1.1 billion in 2013

•	Net income attributable to the Company increased 21% to $317.3 million, or $1.53 per share (fully-diluted), in 2014, compared to $262.2 million, or $1.27 per share (fully-diluted), in 2013

•	EBITDA¹ increased 21% to $786.9 million during 2014, compared to $651.1 million in 2013

•	Adjusted EPS¹ (fully-diluted), increased 14% to $2.28 in 2014, compared to $2.00 in 2013

•	Cash flow from operations increased 24% to $590.2 million during 2014, compared to $475.4 million in 2013, and exited 2014 with over $1 billion in cash

•	Adjusted prescription claim volume¹ for the PBM segment increased 37% to 404.1 million in 2014, compared to 296.0 million in 2013

•	Generic dispensing rate increased to 86% for 2014, compared to 84% for 2013

•	Entered into a definitive agreement to acquire Salveo Specialty Pharmacy (“Salveo”), which was completed in January 2015.

2014 Corporate Highlights

•
Introduced its newest clinical service offering, the Safe & Effective Compound Use Reassurance Effort (SECURE), to help clients better monitor and manage the safety and cost-effectiveness of compound medications

•	Recognized as one of the Top 100 Fastest-Growing Companies for the fifth consecutive year by Fortune magazine.

“I am proud of our many accomplishments in 2014, exceeding $20 billion in revenue and delivering record financial results, while concurrently investing in our technology and service capabilities. We are confident our financial and operational momentum will carry into 2015 and beyond,” said Mark Thierer, Chairman and CEO of Catamaran. “The acquisition of Healthcare Solutions provides a complementary business platform to further expand our strong presence in the workers’ compensation market. In addition, Healthcare Solutions’ long-standing and established relationships with insurance carriers and TPAs provide an opportunity to bring Catamaran’s full suite of technology and services to Healthcare Solutions' clients.”

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three-month and twelve-month periods ended December 31, 2014 are as follows:

Three months ended December 31, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2014	2013	2014	2013	2014	2013
Revenue	$5,695,560	$4,489,589	$44,330	$39,211	$5,739,890	$4,528,800
Cost of revenue	5,359,020	4,183,992	16,841	19,911	5,375,861	4,203,903
Gross profit	$336,540	$305,597	$27,489	$19,300	$364,029	$324,897
Gross profit %	5.9%	6.8%	62.0%	49.2%	6.3%	7.2%

Years ended December 31, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2014	2013	2014	2013	2014	2013
Revenue	$21,429,983	$14,632,104	$151,907	$147,990	$21,581,890	$14,780,094
Cost of revenue	20,155,768	13,583,941	66,069	70,508	20,221,837	13,654,449
Gross profit	$1,274,215	$1,048,163	$85,838	$77,482	$1,360,053	$1,125,645
Gross profit %	5.9%	7.2%	56.5%	52.4%	6.3%	7.6%

PBM Revenue
PBM revenue increased by $6.8 billion, or 46% to $21.4 billion for the year ended December 31, 2014, compared to $14.6 billion for the same period in 2013. PBM revenue increased by $1.2 billion, or 27% to $5.7 billion in Q4 2014, compared to $4.5 billion in Q4 2013. The increase in revenue in both periods is primarily due to an increase in the prescription claim volume as a result of organic growth added through new customer implementations as well as additional specialty claim volume. Revenue for 2014 also increased compared to the prior year as a result of claim volume related to a full year contribution from the Restat book of business.

HCIT Revenue
Total HCIT revenue increased $3.9 million, or 3% to $151.9 million for the year ended December 31, 2014, compared to $148.0 million for the same period in 2013. HCIT revenue increased $5.1 million, or 13% to $44.3 million in Q4 2014, compared to $39.2 million in Q4 2013. The increase in both periods was primarily due to an increase in revenues earned from transaction processing .

Consolidated Gross Profit
Gross profit increased $234.4 million, or 21% to $1.4 billion for the year ended December 31, 2014, compared to $1.1 billion for the same period in 2013. Gross profit increased $39.1 million or 12% to $364.0 million in Q4 2014, compared to $324.9 million in Q4 2013. The increase in both periods is mainly attributed to higher PBM revenues as a result of new customer contract implementations as discussed above. Consolidated gross profit percentage for the full year decreased from 7.6% of revenue in 2013 to 6.3% of revenue in 2014 mainly due to Cigna transactions which contributed to the Company's revenue increase, carrying a significantly lower gross profit percentage as compared to the historical PBM business. This decrease was offset by positive impact from increased generic utilization and increased mail and specialty penetration during 2014.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs increased $77.6 million, or 18% to $518.4 million for the year ended December 31, 2014, compared to $440.8 million for the same period in 2013. SG&A costs for Q4 2014 were $129.3 million, compared to $129.9 million in Q4 2013. SG&A costs have increased for the year ended December 31, 2014 due to having a full year of costs to support and integrate the business acquired from Restat that were only present for one quarter of the year in 2013. Additionally, operating costs increased as a result of organic increases in SG&A in order to support the growth of the PBM segment. SG&A costs were relatively flat in Q4 2014 compared to Q4 2013.

Amortization
Total amortization expense increased $10.0 million or 5% to $213.2 million for the year ended December 31, 2014, compared to $203.2 million for the same period in 2013 as a result of having a full year of Restat amortization as compared to one quarter of Restat amortization in 2013. Amortization expense decreased $4.8 million or 9% to $51.0 million in Q4 2014, compared to $55.8 million in Q4 2013 primarily due to changes in amortization of previous acquisitions, which decrease over time.

Interest and other expense, net
Interest and other expense, net increased $19.5 million to $61.1 million for the year ended December 31, 2014, from $41.6 million in 2013. Interest and other expense, net, was $16.2 million in Q4 2014, compared to $10.7 million in Q4 2013. These increases are mainly due to higher average principal amount of long-term debt outstanding resulted from the issuance in March 2014 of $500.0 million aggregate principal amount of senior notes, offset by a repayment of $300.0 million of the Company's outstanding borrowings under the revolving facility in March 2014.

Income Taxes
The Company recognized income tax expense of $134.2 million for the year ended December 31, 2014, representing an effective tax rate of 26.4%, compared to $103.4 million, or 25.7% in 2013. The Company recognized income tax expense of $39.1 million in Q4 2014, representing an effective tax rate of 25.6%, compared to $27.8 million, or 24.1% in Q4 2013. The increase in tax expense during both periods was due to higher taxable income in 2014, offset by tax benefits related to cross jurisdictional financing.

Net Income and EPS attributable to the Company
The Company reported full year 2014 net income attributable to the Company of $317.3 million, or $1.53 per share (fully-diluted), compared to $262.2 million, or $1.27 per share (fully-diluted) in 2013. The Company reported net income attributable to the Company of $100.4 million, or $0.48 per share (fully-diluted) in Q4 2014, compared to $74.4 million, or $0.36 per share (fully-diluted) in Q4 2013. Net income and EPS attributable to the Company increased during both periods due to increased revenue as a result of new customer implementations and additional income generated as a result of the Restat acquisition. These positive impacts to net income attributable to the Company were offset by an increase in operating expenses as discussed above, plus an increase in interest expense.

Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $213.2 million, net of tax, increased 14% to $2.28 per share (fully-diluted) for the year ended December 31, 2014, compared to $2.00 per share (fully-diluted) for the same period in 2013. Adjusted EPS increased 20% to $0.67 per share (fully-diluted) in Q4 2014, compared to $0.56 per share (fully-diluted) in Q4 2013.

EBITDA¹
EBITDA for the year ended December 31, 2014 increased $135.8 million, or 21% to $786.9 million, compared to $651.1 million for the same period in 2013. EBITDA for Q4 2014 increased $39.8 million or 22% to $221.8 million, compared to $182.0 million for Q4 2013. The EBITDA growth was primarily due to increased net income attributable to the Company as a result of increased revenue, as noted previously. This was partially offset by increased costs incurred to support the Company's business growth.

Cash Flow from Operations
For the full year 2014, the Company generated $590.2 million of cash from operations, compared to $475.4 million of cash from operations during the same period in 2013. The Company generated $163.0 million of cash flow from operations in Q4 2014, compared to $139.5 million during Q4 2013. Cash from operating activities increased during both periods mainly due to an increase in net income as discussed above.

2015 Full Year Financial Guidance
Catamaran has set the following 2015 full year financial targets, which do not include any impact from the proposed acquisition of Healthcare Solutions.

▪	Revenue of $23.5 to $24.5 billion

▪	EBITDA[1] of $905 to $930 million

▪	GAAP EPS (fully-diluted) of $1.77 to $1.92

▪	Adjusted EPS[1] (fully-diluted) of $2.45 to $2.60 (excluding all amortization of intangible assets)

Notice of Conference Call
Catamaran will host a conference call on Thursday, February 26, 2015, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Mike Shapiro, SVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible assets amortization expenses, net of tax. Amortization of intangible assets expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. The Company excludes intangible assets amortization expense from EPS because it believes: (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and; (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings prior to amortization, depreciation, interest and other expense, net, income taxes and adjustments to remove the applicable impact of the non-controlling interests. Management believes it is useful to exclude amortization, depreciation, interest and other expense, net, as they are essentially amounts that cannot be influenced by management in the short term.

The 2015 full year EBITDA guidance was computed using the Company's estimated 2015 earnings before amortization, depreciation, interest and other expense, net, income taxes and adjustments to remove the applicable impact of the non-controlling interests. The 2015 full year Adjusted EPS guidance was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2015 amortization expense totaling approximately $205 to $210 million, less estimated 2015 income taxes at an estimated effective tax rate of 30-32%.

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

Reconciliations of EBITDA to net income and GAAP EPS (fully-diluted) to Adjusted EPS (fully-diluted) are shown below:

EBITDA Reconciliation	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$100,448	$74,403	$317,293	$262,170
Add:
Amortization of intangible assets	51,041	55,824	213,220	203,192
Depreciation of property and equipment	15,607	14,029	63,468	42,232
Interest and other expense, net	16,207	10,653	61,088	41,626
Income tax expense	39,075	27,787	134,186	103,403
Adjustments related to non-controlling interests	(560)	(727)	(2,379)	(1,527)
EBITDA	$221,818	$181,969	$786,876	$651,096

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended December 31,				Years Ended December 31,
	2014		2013		2014		2013
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$100,448	$0.48	$74,403	$0.36	$317,293	$1.53	$262,170	$1.27
Amortization of intangible assets	51,041	0.25	55,824	0.27	213,220	1.02	203,192	0.98
Tax effect of reconciling item	(13,066)	(0.06)	(13,454)	(0.07)	(56,290)	(0.27)	(52,220)	(0.25)
Non-GAAP net income attributable to the Company	$138,423	$0.67	$116,773	$0.56	$474,223	$2.28	$413,142	$2.00

About Catamaran Corporation

Catamaran, the industry's fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 400 million prescriptions each year on behalf of 35 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran's skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL., with multiple locations in the U.S. and Canada. For more information, please visit CatamaranRx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

Forward-Looking Statements

Certain statements included herein, including guidance and those that express management's objectives and the strategies to achieve those objectives, as well as information with respect to the Company's beliefs, plans, expectations, anticipations, estimates and intentions, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; our ability to compete successfully; our dependence on, and ability to retain, key customers; customer demands for enhanced service levels or loss or unfavorable modification with our customers; the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and term of the agreement; consolidation in the healthcare industry; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; changes in industry pricing benchmarks and continuing market and economic challenges; our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us; the existence of undetected errors or similar problems in our software products; potential liability for the use of incorrect or incomplete data; interruption of our operations due to outside sources and breach of our security by third parties; our dependence on the expertise of our senior management and other personnel; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; our ability to accurately forecast our financial results; our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. In addition, numerous factors could cause actual results with respect to the proposed Healthcare Solutions acquisition to differ materially from those in the forward-looking statements, including, without limitation, the possibility that the expected efficiencies and cost savings from the proposed transaction will not be realized, or will not be realized within the expected time period; the risk that the Catamaran and Healthcare Solutions businesses will not be integrated successfully; the ability to obtain regulatory approvals of the proposed transaction on the proposed terms and schedule contemplated by the parties; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; the risk of customer attrition at Healthcare Solutions or Catamaran; the timing of the closing of the proposed acquisition; and the possibility that the proposed acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any future significant acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraph will not cause such forward-looking information to differ materially from actual results or events. There can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Accordingly, investors are cautioned not to put undue reliance on forward-looking statements. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.
All figures are in US dollars unless otherwise stated.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$1,011,952	$387,241
Accounts receivable, net of allowance for doubtful accounts of $4,867 (2013 - $5,860)	1,254,336	959,586
Rebates receivable	863,824	305,955
Other current assets	219,435	184,893
Total current assets	3,349,547	1,837,675
Property and equipment, net of accumulated depreciation of $144,220 (2013 - $103,858)	210,027	197,007
Goodwill	4,724,639	4,720,275
Other intangible assets, net of accumulated amortization of $574,503 (2013 - $363,546)	968,199	1,181,419
Other long-term assets	71,773	59,387
Total assets	$9,324,185	$7,995,763
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$967,791	$817,805
Accrued expenses and other current liabilities	327,190	254,100
Rebates payable	967,733	356,265
Current portion - long-term debt	81,250	50,000
Total current liabilities	2,343,964	1,478,170
Deferred income taxes	257,325	301,341
Long-term debt	1,344,973	1,215,363
Other long-term liabilities	98,816	89,391
Total liabilities	4,045,078	3,084,265

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 207,493,541 shares issued and outstanding at December 31, 2014 (2013 - 206,305,070)	4,264,764	4,215,291
Additional paid-in capital	74,071	77,790
Retained earnings	934,454	617,161
Accumulated other comprehensive loss	(1,310)	(1,752)
Total shareholders' equity	5,271,979	4,908,490
Non-controlling interest	7,128	3,008
Total equity	5,279,107	4,911,498
Total liabilities and equity	$9,324,185	$7,995,763

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)

Revenue	$5,739,890	$4,528,800	$21,581,890	$14,780,094
Cost of revenue	5,375,861	4,203,903	20,221,837	13,654,449
Gross profit	364,029	324,897	1,360,053	1,125,645
Expenses:
Selling, general and administrative	129,300	129,925	518,351	440,759
Depreciation of property and equipment	14,582	13,038	59,486	37,926
Amortization of intangible assets	51,041	55,824	213,220	203,192
Total expenses	194,923	198,787	791,057	681,877
Operating income	169,106	126,110	568,996	443,768
Interest and other expense, net	16,207	10,653	61,088	41,626
Income before income taxes	152,899	115,457	507,908	402,142
Income tax expense	39,075	27,787	134,186	103,403
Net income	113,824	87,670	373,722	298,739
Less net income attributable to non-controlling interest	13,376	13,267	56,429	36,569
Net income attributable to the Company	$100,448	$74,403	$317,293	$262,170
Earnings per share attributable to the Company:
Basic	$0.48	$0.36	$1.53	$1.27
Diluted	$0.48	$0.36	$1.53	$1.27
Weighted average number of shares used in computing earnings per share:
Basic	207,488,423	206,300,288	207,103,603	206,013,876
Diluted	208,143,668	206,902,400	207,752,145	206,719,526

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Cash flows from operating activities:
Net income	$113,824	$87,670	$373,722	$298,739
Items not involving cash:
Stock-based compensation	9,175	5,838	33,554	25,562
Depreciation of property and equipment	15,607	14,029	63,468	42,232
Amortization of intangible assets	51,041	55,824	213,220	203,192
Deferred lease inducements and rent	(424)	4,077	5,523	28,119
Deferred income taxes	(14,501)	(8,112)	(58,047)	(44,336)
Tax benefit on option exercises	751	737	(3,492)	(9,732)
Deferred financing cost amortization	2,469	2,133	9,595	9,127
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	41,919	(97,847)	(294,728)	(217,468)
Rebates receivable	16,293	(8,138)	(558,123)	2,993
Other current assets	(33,232)	(33,581)	(44,628)	(25,346)
Accounts payable	(137,980)	101,823	149,990	149,429
Accrued expenses and other current liabilities	24,027	5,598	72,601	(43,657)
Rebates payable	52,698	25,594	611,468	39,616
Other long-term assets and liabilities	21,378	(16,103)	16,058	16,951
Net cash provided by operating activities	163,045	139,542	590,181	475,421
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(381,790)	(2,026)	(388,866)
Purchases of property and equipment	(31,869)	(35,571)	(78,078)	(128,842)
Proceeds from restricted cash	20,006	—	20,006	20,004
Net cash used in investing activities	(11,863)	(417,361)	(60,098)	(497,704)
Cash flows from financing activities:
Proceeds from issuance of debt	—	350,000	492,500	450,000
Repayment of long-term debt	(12,500)	(106,250)	(337,500)	(362,500)
Payment of financing costs	—	—	(1,963)	(2,347)
Proceeds from exercise of options	44	16	5,639	2,992
Tax benefit on option exercises	(751)	(737)	3,492	9,732
Proceeds from warrants exercised	—	—	3,452	487
Payments of contingent consideration	(18,338)	—	(18,338)	(23,203)
Distribution to non-controlling interest	(14,509)	(14,200)	(52,309)	(36,314)
Other	(30)	—	(383)	—
Net cash provided (used) by financing activities	(46,084)	228,829	94,590	38,847
Effect of foreign exchange on cash balances	19	4	38	(99)
Increase (decrease) in cash and cash equivalents	105,117	(48,986)	624,711	16,465
Cash and cash equivalents, beginning of period	906,835	436,227	387,241	370,776
Cash and cash equivalents, end of period	$1,011,952	$387,241	$1,011,952	$387,241